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Assurant Announces Board Retirements

NEW YORK, March 14, 2011 -- Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces that long-serving directors Beth L. Bronner, Allen R. Freedman and Dr. John M. Palms will retire from its Board of Directors effective at the conclusion of the company’s annual meeting on May 12, 2011.

“Our employees and our Board join me in expressing our gratitude for the dedicated service Beth, Allen and John have provided to Assurant over the years,” said Robert B. Pollock, president and chief executive officer of Assurant. “Their insights and unwavering commitment combine to represent 70 years of Board service to our shareholders and our company.”

Ms. Bronner joined the Assurant Board in 1994 and has headed its compensation committee since 2006. Mr. Freedman initiated and supervised most aspects of the company’s U.S. operations beginning in 1978 and served as Chief Executive Officer and Chairman until 2000. Dr. Palms became a director in 1990 and served as Chairman from 2003 until November 2010 when he transitioned the role to the current Board Chair Elaine Rosen.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits -- partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $26 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York's financial district. www.assurant.com.

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